Exhibit 10.20

CONTRACT OF EMPLOYMENT

This document is your contract of employment and contains a statement of the applicable terms of employment required by section 1 of the Employment Rights Act 1996. This document is to be read in conjunction with your offer of employment letter. In the event of a conflict between this document and your offer of employment letter, the terms specified in this document shall apply.

Parties

(1)	TRAVELPORT INTERNATIONAL LIMITED incorporated and registered in England and Wales with company number 1254977 whose registered office is at Axis 1, Axis Park, 10 Hurricane Way, Langley, Berkshire, SL3 8AG (Company).

(2)	Bernard Bot c/o Axis 1, Axis Park, 10 Hurricane Way, Langley, Berkshire, SL3 8AG (you / your).

DATE

1.	Commencement of employment and Warranties

1.1	Your employment with the Company will begin on the Commencement Date. The date of commencement of your period of continuous employment is the Commencement Date.

1.2	Your previous employment does not count towards your continuous employment with the Company.

1.3	You represent and warrant to the Company that, by entering into this contract or performing any of your obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you (whether owed to a former employer or other third party) and you undertake to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if you are in breach of any such obligations.

1.4	You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during your employment.

1.5	You warrant that you are not subject to any restrictions which prevent you from holding office as a director.

1.6	The Company agrees to pay you the Joining Bonus within one month of the Commencement Date, subject to deduction of tax and national insurance. Should you resign from your employment (other than due to a fundamental breach of contract on the part of the Company) or are terminated by the Company on conduct or performance grounds or in any of the circumstances set out in 14.13 below within one (1) year from the Commencement Date, then you agree that you will repay to the Company the pre-tax Joining Bonus plus an amount equivalent to the employer national insurance contributions made by the Company, such payment to be

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recoverable from you (in the event that payment is not made within 7 days of the Company sending to you a written demand) as a debt and may be offset against any other payment, entitlement, benefit or other remuneration owed to you by a Group Company.

2.	Duties

2.1	You are to be employed as Executive Vice President and Chief Financial Officer reporting to the President and Chief Executive Officer. The content of your job description may be varied from time to time, and you agree that you may be asked to undertake such other duties as the Company reasonably considers appropriate.

2.2	During your employment you shall:

(a)	if requested, act as a director of the Company and carry out duties on behalf of any other Group Company including, if so required by the Company, acting as an officer or consultant of any such Group Company;

(b)	comply with the articles of association (as amended from time to time) of any Group Company of which you are a director or officer;

(c)	abide by any statutory, fiduciary or common-law duties to any Group Company of which you are a director or officer;

(d)	not do anything that would cause you to be disqualified from acting as a director;

(e)	do such things as are necessary to ensure compliance by yourself and any relevant Group Company with any rules, regulations or guides applicable to public companies in the United States of America (as amended from time to time);

(f)	comply with the requirements under both legislation and regulation as to the disclosure of inside information;

(g)	comply with the Travelport Code of Business Conduct and Ethics and related policies;

(h)	unless prevented by incapacity, devote the whole of your time, attention and abilities to the business of the Company and any Group Company of which you are an employee, officer or consultant, except with the express consent of the Company;

(i)	faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to you by the Company together with such person or persons as the Company may appoint to act jointly with you;

(j)	comply with all reasonable and lawful directions given to you by the Company;

(k)	promptly make such reports to the President and Chief Executive Officer in connection with the affairs of any Group Company on such matters and at such times as are reasonably required;

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(l)	report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the President and Chief Executive Officer immediately on becoming aware of it;

(m)	use your best endeavours to promote, protect, develop and extend the business of the Company and each Group Company;

(n)	consent to the Company monitoring and recording any use that you make of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes;

(o)	maintain all applicable qualifications, standards and approvals consistent with your role of Chief Financial Officer;

(p)	comply with any electronic communication systems policy that the Company may issue from time to time.

2.3	You will not, without the prior written consent of the Company, directly or indirectly receive or retain any payment or benefit, either in respect of any business transacted (whether or not by you) by or on behalf of any Group Company or with a view to any such business being transacted.

2.4	You will not directly or indirectly:

(a)	offer, promise or give a Bribe;

(b)	request, agree to receive, receive or accept a Bribe; or

(c)	Bribe a foreign public official,

either in respect of any business transacted (whether or not by you) by or on behalf of any Group Company or with a view to any such business being transacted.

2.5	If you become aware of another individual who performs services for or on behalf of any Group Company engaging in one of the activities set out in paragraph 2.4(b), you must report it immediately to the Company. Failure to act in accordance with this paragraph could result in you being found guilty of an offence under the Bribery Act 2010 and/or you having a sanction imposed upon you pursuant to the Company's Disciplinary Policy, up to and including, dismissal. You are expected to be familiar with the terms of any anti-bribery and corruption policies issued by the Company or any Group from time to time.

3.	Place of work

3.1	Your normal place of work will be the Company’s offices at Langley, Berkshire. You may be required to work on a permanent basis at any other (current or future) premises of the Company or any Group Company within a radius of 50 miles of Langley, Berkshire. If appropriate the Company’s relocation policy shall apply.

3.2	You will be required to undertake business trips or temporary work placements within the UK and abroad in the course of the performance of your duties and you agree to travel on any Group Company's business both within the United Kingdom or abroad. You acknowledge that the nature of your role will involve extensive global travel.

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4.	Remuneration

4.1	Your basic annual salary will be £375,000 per annum which is payable in equal monthly instalments in arrears on or about the 20th day of each month by bank giro credit directly to your bank account.

4.2	Your salary will be reviewed annually (beginning in 2017) at the same time as the annual salary review may take place for the rest of the Senior Leadership Team. The Company is under no obligation to award you an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate your employment. The Company will not reduce your basic annual salary (as provided in clause 4.1) without your prior written consent.

4.3	You are required to inform the Company’s payroll department without delay if an over or under payment of salary, expenses or any other benefit is mistakenly made to you. You expressly agree that the Company may deduct from your salary, or any other sums owed to you, any money you owe to any Group Company.

4.4	In addition to your basic annual salary (as set out in clause 4.1 above), your target bonus is 100% of your eligibleearnings (i.e. your basic annual salary earned during the year) and you will have the potential to earn up to 200% of your target bonus (i.e. 200% of your basic annual salary) at the discretion of the Board and subject to the terms of the applicable global bonus plan or equivalent, as amended from time to time. Actual bonus payment is at the absolute discretion of the Company, is non-contractual in effect, is subject to the approval of the Board, and bonus payments are governed by the terms and conditions of the applicable global bonus plan, a copy of which will be provided to you.

5.	Expenses and D&O Insurance

5.1	You will be reimbursed by the Company for expenses properly and necessarily incurred by you in the course of carrying out your duties, providing you abide by the Company’s policy on expenses, as set out on the Company Intranet from time to time.

5.2	Any credit card provided to you by the Company shall only be used for expenses incurred in the course of your employment.

5.3	The Company represents that it has Directors & Officers (“D&O”) insurance coverage, including “tail coverage”, for Travelport Worldwide Limited and its majority-owned subsidiaries (including without limitation the Company), and you will be covered by such D&O insurance coverage with respect to your service as a director and officer of such entities, subject to the applicable terms of the applicable polies.

6.	Company Car and Housing Allowances

6.1	Provided that you hold a current driving licence, you shall receive a car allowance for use of your own car of £15,300 gross per annum which shall be payable together with and in the same manner as the salary in accordance with clause 4.1. The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.

6.2	You shall receive a housing allowance of £24,700 gross per annum which shall be payable together with and in the same manner as the salary in accordance with

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clause 4.1. The housing allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.

7.	Hours of Work

7.1	Your normal hours of work are from 9.00 am until 5.15 pm Monday to Friday inclusive with a 45 minute lunch break. The Company reserves the right to vary your start and end times to meet business needs and/or improve operational efficiency but without increasing the total number of hours you work.

7.2	You will be required to work such additional hours as may be reasonably necessary for the proper performance of your duties without additional payment.

7.3	You agree to co-operate fully in assisting the Company to maintain such records of your working hours as may be required from time to time.

7.4	The parties each agree that the nature of your position is such that your working time cannot be measured and, accordingly, that your employment falls within the scope of regulation 20 of the Working Time Regulations 1998.

8.	Holidays and holiday pay

8.1	The holiday year runs from 1 January to 31 December. You are entitled to 25 days’ paid holiday in each holiday year of employment in addition to 8 public holidays. Should you be required to work on one of these public holidays then you will be awarded one extra day’s paid holiday in lieu. Per Company policy, you may roll over up to five days of paid holiday into the next year, and such rolled over paid holiday must be used by 31st March of the following year.

8.2	Where you are employed for part of a holiday year only you will be entitled to paid holiday pro rata to the number of complete calendar months worked by you in the relevant holiday year.

8.3	You are only entitled to a payment in lieu of accrued but untaken holiday on termination of your employment. The amount of such payment in lieu shall be 1/260th of your salary for each untaken day of entitlement for the holiday year in which the termination takes place.

9.	Sickness and sick pay

9.1	You are referred to the Sickness Absence Policy for details of how the Company expects sickness absence to be managed, and the entitlements that you may have to sick pay. Failure to comply with the terms of the Sickness Absence Policy may result in the loss of enhanced sick pay and may also disqualify you from receiving statutory sick pay.

9.2	If you are absent from work due to an accident which occurred or a condition which was sustained as a result of the act or omission of a third party, any sick pay paid to you by the Company in respect of your absence will be paid as a loan which you must repay to the Company if you are successful in recovering damages in respect of your absence from work.

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9.3	For the avoidance of doubt the Company will be entitled to terminate your employment in accordance with the terms of this contract (whether with or without notice as appropriate in the circumstances) during any period of sickness absence of more than (i) 120 consecutive days or (ii) any 180 days in any calendar year.

10.	Pension and other benefits

10.1	The Company complies with the employer pension duties set out in Part 1 of the Pensions Act 2008. The Company operates the Travelport Group Personal Pension Plan (the “Plan”), a defined contribution pension plan. The Company will make an annual employer contribution into the Plan for your benefit of £10,000, paid in equal monthly instalments. By participating in the Plan you accept that this contribution may be varied by the Company from time to time to take account of any changes in legislation, the Company’s approach to total compensation, HMRC limits or to ensure compliance with our legal obligations. Full details of the Plan and other benefits are available on the Company Intranet

10.2	During your employment you will be entitled to participate at the Company’s expense in the Company’s schemes relating to the following:

(a)	private medical expenses insurance;

(b)	permanent health insurance;

(c)	Wellbeing programme;

(d)	life assurance;

(e)	Company appointed tax advisors to a maximum value of £3,000 per annum; and

(f)	private travel insurance

subject in each case to the Company’s rules of these schemes, the rules or insurance policy of the relevant insurance provider which may be revised from time to time and you being eligible to participate in or benefit from such schemes pursuant to their rules at a cost and on terms which are acceptable to the Company. You should familiarise yourself with the rules of any applicable benefit scheme. You will be entitled to receive benefits under the Permanent Health Insurance scheme only in the circumstances and for so long as the Company continues to receive benefits from the insurer that operates the scheme.

10.3	The benefits set out in clauses 10.1 and 10.2 shall be non-contractual in effect and your eligibility to receive any such benefit shall cease immediately upon termination of your employment for whatever reason. Further, the Company reserves the right to vary, replace or withdraw all or any of these benefits at any time during your employment on reasonable notice to you and the value of them may reduce materially in future provided that any such reduction is also applied to other similarly situated employees of the Company.

11.	Activities during your employment

11.1	During your employment you may only be engaged, concerned or interested (whether directly or indirectly) in any other trade, business or occupation with the prior written consent of the Company. The Company will not unreasonably withhold such consent

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but consent will not be given where the outside activity in question gives rise to any conflict of interest with regard to the Company’s business or if it could detract from the proper performance of your duties under this contract.

11.2	During your employment you must not, except with the Company’s written consent or instructions, introduce to any other competing business orders for goods or services with which the Company is able to deal.

11.3	During your employment you must not, except with the Company’s express written consent or instructions, represent yourself as the Company’s authorised agent save as is required in the normal course of your duties. You must not communicate with any member of the press or media or publish any letter, article or document on behalf of or referring to the Company without the express prior permission of the Corporate Communications Department.

12.	Intellectual Property

12.1	You acknowledge that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, you hold them on trust for the Company.

12.2	You acknowledge that, because of the nature of your duties and the particular responsibilities arising from the nature of your duties, you have, and shall have at all times while you are employed by the Company, a special obligation to further the interests of the Company.

12.3	To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 12.1, you agree, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute for determination to an expert who shall be appointed by agreement between the parties. The expert's decision shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. You agree that the provisions of this clause 12 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 12.3 until such time as the Company has agreed in writing that you may offer them for sale to a third party.

12.4	You agree:

(a)	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of any Group Company promptly on their creation;

(b)	at the Company's request and in any event on the termination of your employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

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(c)	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

(d)	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by you.

12.5	You waive all your present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

12.6	You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this contract is or may become due to you in respect of your compliance with this clause. This clause is without prejudice to your rights under the Patents Act 1977.

12.7	You undertake to use your best endeavours to execute all documents and do all acts both during and after your employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse your reasonable expenses of complying with this clause 12.7.

12.8	You agree to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

12.9	You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the benefit of this clause 12. You acknowledge in favour of a third party that a certificate in writing signed by any Director of the Company that any instrument or act falls within the authority conferred by this clause 12 shall (unless there is manifest error) be conclusive evidence that such is the case.

13.	Disciplinary and grievance procedures

13.1	Your attention is drawn to the disciplinary and grievance procedures which appear on the Company Intranet. The disciplinary and grievance procedures do not form part of your contract of employment.

14.	Termination of employment

14.1	The Company may terminate your employment at any time by providing you with at least 12 months written notice.

14.2	You may terminate your employment at any time by providing the Company with at least 6 months written notice.

14.3	After notice of termination has been given by either you or the Company, provided that the Company continues to provide you with your normal salary and your then
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benefits until your employment terminates, the Company may at its absolute discretion at any time during your notice period place you on ‘garden leave’ and may:

(a)	exclude you from the premises of the Company and/or any Group Company;

(b)	require you to carry out specified duties other than your normal duties or to carry out no duties;

(c)	require you to return any property belonging to the Company which is in your possession;

(d)	announce to employees, suppliers and customers that you have been given notice of termination or have resigned (as the case may be); or

(e)	instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until your employment has terminated.

14.4	Any outstanding holiday entitlement accrued before or during a period of exclusion pursuant to clause 14.3(a) should be used during the exclusion period with the prior agreement of the Company.

14.5	The Company has the right to terminate your employment without notice if you breach the terms and conditions of your employment in any material respect and / or in the case of gross misconduct and / or in the circumstances set out in clause 14.13.

14.6	The Company may also terminate your employment (with or without notice depending upon the severity of the case) if it discovers that you provided the Company with false information or deliberately misled the Company when applying for employment.

14.7	The Company reserves the right, at its discretion, and whether notice is served by you or the Company, to terminate your employment with immediate effect by serving a notice stating that this Agreement is being terminated in accordance with this clause 14.7 and undertaking to pay you a sum equivalent to basic salary (subject to tax and National Insurance) in lieu of notice (or unexpired part thereof (“Payment in Lieu”).

14.8	At the Company’s absolute discretion the Payment in Lieu may be paid in either one lump sum or, subject to the following, in monthly instalments in the same way as your salary would have been paid during your employment.

14.9	Except with the prior approval of the Board, or as provided in the articles of association of any Group Company of which you are a director, you shall not resign as a director or officer of any Group Company.

14.10	If during your employment you cease to be a director or officer of any Group Company (otherwise than by reason of your death, resignation or disqualification pursuant to the articles of association of the relevant Group Company, as amended from time to time, or by statute or court order) your employment shall continue with you as an employee only and the terms of this contract (other than those relating to the holding of the office of director) shall continue in full force and effect. You shall have no claims in respect of such cessation of office.

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14.11	The Company may also terminate your employment with immediate effect without notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination) if you:

(a)	are disqualified from acting as a director or as Chief Financial Officer of the Company or any Group Company;

(b)	are guilty of a serious breach of the rules or regulations as amended from time to time applicable to public companies in the United States of America (as amended from time to time);

(c)	fail or cease to meet the requirements of any regulatory body whose consent is required to enable you to undertake all or any of your duties under this contract or are guilty of a serious breach of the rules and regulations of such regulatory body or of any compliance manual of any Group Company;

(d)	are guilty of any gross misconduct affecting the business of any Group Company;

(e)	commit any serious or repeated breach or non-observance of any of the provisions of this contract or refuse or neglect to comply with any reasonable and lawful directions of the Company;

(f)	are, in the reasonable opinion of the Company, grossly negligent or grossly incompetent in the performance of your duties;

(g)	are declared bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984;

(h)	are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(i)	become of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health;

(j)	cease to be eligible to work in the United Kingdom;

(k)	are guilty of any fraud or dishonesty or act in any manner which in the opinion of the Company brings or is likely to bring you or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

(l)	are guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.

14.12	The rights of the Company under clause 14.11 are without prejudice to any other rights that it might have at law to terminate your employment or to accept any breach of this contract by you as having brought the contract to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

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15.	Obligations on Termination

15.1	On termination of your employment (however arising) or, if earlier, at the start of a period of garden leave, you shall:

(a)	resign immediately without compensation from any directorship, office or trusteeship that you hold in or on behalf of any Group Company;

(b)	transfer without payment to the Company or as it may direct any shares or other securities held by you in the Company or any Group Company as a nominee or trustee for the Company or any Group Company and deliver to the Company the related certificates;

(c)	subject to clause 15.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys, credit card and any other property of any Group Company which is in your possession or under your control;

(d)	at the written direction of the Company irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the Company's premises; and

(e)	provide a signed statement that you have complied fully with your obligations under this clause 15.1 together with such reasonable evidence of compliance as the Company may request.

15.2	On termination of your employment (however arising) you shall use your best endeavours to promptly remove any reference to or suggestion that you remain employed or engaged by any Group Company in your LinkedIn profile, or any other online or social media or forum.

15.3	Where you have been placed on garden leave you shall not be required by clause 15.1 to return until the end of the garden leave period any property provided to you as a contractual benefit for use during your employment.

15.4	You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the full benefit of clause 15.1(a) and clause 15.1(b).

16.	Confidential Business Information and Restrictive Covenants

16.1	Confidential Business Information

(a)	You shall not either during the continuance of your employment or at any time thereafter:

(i)	disclose or communicate to any person or permit or enable any person to acquire any Confidential Business Information other than for any legitimate purposes of a Group Company;

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(ii)	use or attempt to use any of the Confidential Business Information in any manner which may injure or cause loss either directly or indirectly to any Group Company or its Clients or may be likely to do so or for any purpose other than in the discharge of your duties hereunder;

(iii)	sell or seek to sell to anyone Confidential Business Information other than for any legitimate purposes of a Group Company; or

(iv)	obtain or seek to obtain any financial advantage direct or indirect from the disclosure of Confidential Business Information other than for a Group Company.

(b)	During the continuance of your employment and at all times thereafter you shall use your best endeavours to prevent the unauthorised publication or disclosure of the Confidential Business Information or any part thereof.

(c)	This Clause shall not apply to:

(i)	information or knowledge which comes into the public domain other than in consequence of your default;

(ii)	any information which you have acquired other than through the performance of your duties for a Group Company;

(iii)	any information which is required to be disclosed by you by order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required or permitted by law.

(d)	Nothing in this contract shall preclude you from making a protected disclosure for the purposes of the Public Interest Disclosure Act 1998 or from reporting possible violations of US federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of US federal law or regulation.

16.2.	Restrictive Covenants

16.2.1	You acknowledge that you are willing to enter into the covenants set out below in order to provide the Company with reasonable protection of its Confidential Business Information or client connections or the stability of its workforce, or otherwise for its goodwill, or any aspect of that goodwill. You further acknowledge that in the course of your employment you are likely to have dealings with Clients, Suppliers, Agents and Distributors (collectively referred hereafter as “Business Partners”) and that the relationships with such Business Partners are proprietary rights belonging to the relevant Group Company and that it is fair and reasonable for the Company to seek to protect the interests of the Group by the provisions of this clause 16.2.

16.2.2	You shall not, either on your own account (whether directly or indirectly) as a representative, employee, partner, director, financier, shareholder or agent of any other person, firm, company or organisation, without the prior express written consent of the Company:

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(a)	at any time during the Restricted Period hold any Material Interest in a business which competes, or will compete or is likely to compete with the Businesses;

(b)	at any time during the Restricted Period, seek in any capacity whatsoever any business, orders or custom for any Restricted Products or Restricted Services from any Client with whom you have dealt at any time during the period of twelve months prior to the Termination Date;

(c)	at any time during the Restricted Period, accept in any capacity whatsoever orders for any Restricted Products or Restricted Services from any Client with whom you have dealt with at any time during the period of twelve months prior to the Termination Date;

(d)	at any time before or after the Termination Date, induce or seek to induce by any means involving the disclosure or use of Confidential Business Information any Business Partner to cease dealing with a Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

(e)	at any time during the Restricted Period be employed or engaged by any person who at any time during the period of twelve months prior to the Termination Date shall have been a Business Partner for the purpose of carrying out the same kind of work as you have performed for the Company during the period of twelve months prior to the Termination Date;

(f)	at any time during the Restricted Period approach, solicit or seek in any capacity whatsoever any business, orders or custom for any Restricted Products or Restricted Services from any Supplier, Agent or Distributor with whom you have dealt at any time during the period of twelve months prior to the Termination Date where doing so would result in the termination or material reduction of business conducted with any Group Company or adversely vary the terms upon which any business is conducted with the Company or any Group Company;

(g)	at any time during the Restricted Period deal with or accept in any capacity whatsoever orders for any Restricted Products or Restricted Services from any Supplier, Agent or Distributor with whom you have dealt at any time during the period of twelve months prior to the Termination Date;

(h)	at any time during the Restricted Period endeavour to entice away from the relevant Group Company or knowingly employ or engage the services of or procure or assist any third party so to employ or engage the services of any person who shall have been an Employee;

(i)	at any time during the Restricted Period endeavour to entice away from the relevant Group Company or knowingly employ or engage the services of or procure or assist any third party so to employ or
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engage the services of any person who shall have been providing consultancy services to the relevant Group Company at any time in the period of twelve months immediately prior to the Termination Date and who:

(i)	by reason of his engagement as a consultant by such Group Company is likely to be able to assist a business in or intending to be in competition with such Group Company so to compete; or

(ii)	by reason of his engagement as a consultant by such Group Company is likely to be in possession of any Confidential Business Information.

16.2.3	If, at any time during your employment, two or more Employees have left their employment, appointment or engagement with the Company to join any other business, firm, limited liability partnership, company, corporation or other organisation which is, or intends to be, in competition with the Businesses, you will not at any time during the six months following the last date on which any of those Employees were employed or engaged by the Company, be employed or engaged in any way with such a business concern in a role in which you will or could undertake duties on the behalf of that business concern that are the same as or similar to material duties undertaken by you for any Group Company in the twelve month period prior to the Termination Date.

16.2.4	You agree that you will not, at any time after the Termination Date present or allow yourself to be held out or presented as being in any way connected with or interested in the business of the Company or any Group Company (other than as a shareholder or consultant if that is the case).

16.2.5	You agree that each of the restrictions set out in clause 16 constitutes entirely separate, severable and independent restrictions on you.

16.2.6	While each of the restrictions contained in clause 16.2 above is considered by the parties to be reasonable in all the circumstances it is agreed that if any one or more of such restrictions either taken by itself or themselves together, is adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of its or their wording were deleted, restricted or limited in a particular manner then the restrictions set out in clause 16.2 above will apply with such deletions, restrictions or limitations as the case may be.

16.2.7	If you accept any engagement (whether as a director, consultant or in any capacity) or employment with any third party during the period of any restrictions set out in clause 16.2 above you will on or before such acceptance provide the third party with full details of these restrictions.

16.2.8	You will not induce, procure, authorise or encourage any other person, firm, limited liability partnership, company, corporation, organisation, governmental or non-governmental body or any other entity to do or procure to be done

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anything that if done by you would be a breach of any of the provisions of this contract.

16.2.9	The restrictions entered into by you in this clause 16 are given to the Company for itself and as trustee for each and any Group Company (as may be a Group Company at the date of this contract or in the future) and the Company hereby declares that to the extent that such restrictions relate to any Group Company the Company holds the benefit of them as trustee.

16.2.10	You agree that you will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause 16 (or such of those restrictions as may be appropriate) in relation to that Group Company.

16.2.11	The post termination obligations, representations and warranties contained in or made pursuant to this contract shall survive the termination, for any reason whatsoever, of your employment by the Company or any Group Company.

16.2.12	Nothing in this clause 16 shall prevent you from holding a Material Interest in either (i) a business which is not a Business Partner or (ii) a business which does not compete and is not likely to compete with the Businesses.

16.2.13	During and following the termination of your employment (regardless of the reason for your termination and which party initiates the termination), except as required by law, you agree to cooperate with and make yourself readily available to the Company, and / or its advisers, as the Company may reasonably request, to assist it in any matter regarding any Group Company, including giving truthful testimony in any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving any Group Company over which you have knowledge, experience or information. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of any Group Company. The Company shall reimburse any reasonable expenses incurred by you as a consequence of complying with your obligations under this clause, provided that such expenses are approved in advance by the Company.

16.3	Any confidentiality or non-disclosure provision in this Agreement does not prohibit or restrict you or your legal representative(s) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding this Agreement or your employment with the Company. Any cooperation provision in this Agreement does not require you to contact the Company regarding the subject matter of any such communications (referred to in the preceding sentence) before engaging in such communications.

17.	Deductions

17.1	You hereby authorise the Company to deduct from your pay (including holiday pay, sick pay, bonus and pay in lieu of notice) any amounts which are owed by you to the

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Company or any other company in the Group after due notification and authority (including any costs incurred by the Company under the provisions of the Company Car Allowance Policy as amended from time to time).

18.	Rules, policies and procedures

18.1	You must comply at all times with the Company’s rules, policies and procedures set out on the Company Intranet, or otherwise communicated to you.

18.2	You must comply at all times with the Travelport Code of Business Conduct and Ethics, as amended from time to time including without limitation any Code Guidance Supplements related to information security and/or customer data. You will be given a copy of this document upon the commencement of your employment, and will also be made aware of any subsequent updates.

18.3	For the avoidance of doubt the Company’s rules, policies and procedures and the Code of Conduct are not incorporated by reference into this contract, are non-contractual and may be changed, replaced or withdrawn at any time at the discretion of the Company.

18.4	Any breach of the Company rules, policies or procedures or the Code of Conduct may result in disciplinary action being taken against you, and in turn may, dependent upon the circumstances and the seriousness of the matter concerned, result in the termination of your employment.

19.	Data Protection

19.1	You confirm you have read and understood the Company’s Data Protection Policy, a copy of which was enclosed with your offer letter. The Company may change its Data Protection Policy at any time. You agree that personal data (including sensitive data) relating to you which has been or is in the future obtained by the Company may be held and processed by the Company (and where necessary its agents or appointed third parties) either by computer or manually for any purpose relating to the administration, management and operation of your employment, or in relation to the Company’s legal obligations or business needs.

19.2	The Group has offices in various countries throughout the world and it may be necessary for one or more of the Group’s overseas offices to have access to information held about you by the Company in the UK. You agree to the transfer of personal data (including sensitive data) relating to you to any Group Company and any Group Company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

19.3	You agree and give authorisation that your company electronic mail and computing resources will be accessible to the company without any further prior consent during your employment and where appropriate after leaving the company. All user ID and passwords combinations may be reset for access in appropriate business circumstances.

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20.	Entire agreement, governing law and jurisdiction

20.1	This contract and your offer of employment letter constitutes the whole agreement between you and the Company and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between you and the Company.

20.2	You acknowledge that in entering into this contract you have not relied on and shall have no remedy in respect of any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this contract or not) relating to your employment under this contract which is not expressly set out in this contract or your offer letter.

20.3	This contract and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

20.4	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this contract or its subject matter or formation (including non-contractual disputes or claims.

21.	Changes to your Contract

21.1	The Company reserves the right to make reasonable changes to any of your terms and conditions of employment.

21.2	If the Company changes any of the terms and conditions of your employment it will notify you in writing at least one month in advance of the changes taking effect.

22.	Meaning of words used

22.1	In this contract:

“Agent” means all and any travel agents and any other person, firm, company or organisation materially engaged in the business of travel agency with whom you have had contact or about whom you became aware of or informed in the course of your employment:

(a)	who shall at the Termination Date be negotiating with a Group Company to be involved in the supply of Restricted Products or Restricted Services; or

(b)	who has at any time during the period of twelve months prior to the Termination Date been involved in the supply of Restricted Products or Restricted Services to a Group Company;

“Associated Company” means any company 20 per cent or more of the equity share capital of which is owned directly or indirectly by the Company (applying the provisions of section 838 of the Income and Corporation Taxes Act 1988 in the determination of ownership), or any other Group Company or any company to which the Company (or any other Group Company) renders managerial, administrative or technical services;

“Board” means the board of directors of Travelport Worldwide Limited (including any committee of the board duly appointed or designated by it);

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"Bribe" means a financial or other advantage offered to a person, which is intended to induce that person to perform improperly a function or activity, or as a reward for the improper performance of a function or activity or the offer of a promise of a financial or other advantage where the acceptance of the advantage itself constitutes the improper performance of a function or activity;

“Businesses” means the business or businesses of any Group Company:

(a)	with which you shall have been concerned or involved to any material extent at any time during the period of twelve months prior to the Termination Date (or the date you were placed on “garden leave” in accordance with clause 14.3, if earlier) and which the relevant Group Company shall carry on with a view to profit; or:

(b)	which the relevant Group Company shall at the Termination Date (or the date you were placed on “garden leave” in accordance with clause 14.3, if earlier) have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which you shall at the Termination Date (or the date you were placed on “garden leave” in accordance with clause 14.3, if earlier) possess any Confidential Business information;

“Client” means any person, firm, company or organisation with whom you had contact or about whom you became aware of or informed in the course of your employment:

(a)	who shall at the Termination Date (or the date you were placed on “garden leave” in accordance with clause 14.3 if earlier) be negotiating with a Group Company for the supply of any Restricted Products or the provision of any Restricted Services; or

(b)	to whom a Group Company shall at any time during the period of twelve months prior to the Termination Date have supplied any Restricted Products or provided any Restricted Services;

“Commencement Date” means 1st January 2016;

“Confidential Business Information” means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape) which is of a commercially sensitive or confidential nature and any information in respect of which the Company owes an obligation of confidentiality to any third party:

(a)	which you have acquired at any time during your employment by the Company but which does not form part of your own stock in trade; and

(b)	which is not readily ascertainable to persons not connected with the Company either at all or without a significant expenditure of labour, skill or money;

“Corporate Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development projects of any Group Company;

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“Distributor” means any person, firm, company or organisation with whom you had contact or about whom you became aware of or informed in the course of your employment:

(a)	who has pursuant to a contract provided sales and marketing services to a Group Company in any territory of the world during the period of twelve months prior to the Termination Date; or

(b)	who shall at the Termination Date be negotiating with a Group Company to provide sales and marketing services to a Group Company in any territory of the world;

“Employee” means :

(a)	any person who is or was, at any time during the period of twelve months ending on the Termination Date employed or engaged by a Group Company in a legal, senior management, senior sales or senior technical position and who, by reason of such a position, possesses any Confidential Business Information or is likely to be able to solicit the custom of any Client or to induce any Client to cease dealing with the relevant Group Company, were he or she to accept the employment or engagement offered and with whom you shall have dealt at any time during the period of 12 months prior to the Termination Date; or

(b)	any person who is or was, at any time during the period of twelve months ending on the Termination Date employed or engaged by a Group Company and who at any time in the six months preceding the Termination Date reported to you, and with whom you worked on anything other than an occasional basis during that six month period;

“Employment IPRs” means Intellectual Property Rights created by you in the course of your employment with the Company (whether or not during working hours or using Company premises or resources);

“Employment Inventions” means any Invention which is made wholly or partially by you at any time during the course of your employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form);

“Group” means all Group Companies from time to time;

“Group Company” means the Company and any Subsidiary or Holding Company of the Company and any Subsidiary of that Holding Company (and any Associated Company) from time to time;

“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

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“Inventions” means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

“Joining Bonus” shall mean the sum of £50,000;

“Marketing Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing or sales of any past, present or future product or service of a Group Company including, without limitation, sales targets and statistics, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of clients and potential clients, commercial, technical contacts of and suppliers and potential suppliers or consultants to a Group Company, the nature of their business operations, their requirements for any product or service sold or purchased by a Group Company and all confidential aspects of their business relationship with the relevant Group Company;

“Material Interest” means:

(a)	the holding of any position as director, officer, employee, consultant, partner, principal or agent;

(b)	the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 3 per cent of the issued ordinary share of any company whose shares are listed on any Recognised Investment Exchange (as defined in section 207 of the Financial Services Act 1986); or

(c)	the direct or indirect provision of any financial assistance;

“Restricted Period” means the period of twelve months commencing on the Termination Date unless the Company shall have exercised its right to place you on “garden leave” in accordance with clause 14.3 above in which case such period of twelve months shall be reduced by such period as you have spent on “garden leave”;

“Restricted Products” means all and any products of a kind which shall be dealt in, produced, marketed or sold by a Group Company in the ordinary course of the Businesses, and the dealing, production, marketing or sale of which you shall have been involved to a material extent in the course of your employment at any time during the period of twelve months immediately prior to the Termination Date (or the date you were placed on “garden leave” in accordance with clause 14.3 if earlier);

“Restricted Services” means all and any services of a kind which shall be provided by a Group Company in the ordinary course of the Businesses and in the provision of which you shall have been involved to a material extent in the course of your employment at any time during the period of twelve months immediately prior to the Termination Date (or the date you were placed on “garden leave” in accordance with clause 14.3 if earlier);

“Subsidiary and Holding Company” in relation to a company means "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement

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contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee;

“Supplier” means any person, firm, company or organisation with whom you had contact or about whom you became aware of or informed in the course of your employment who or which at any time during the 12 months immediately preceding the Termination Date (or the date you were placed on “garden leave” in accordance with clause 14.3 if earlier):

(a)	supplied goods or services (other than professional consulting services such as auditors, utilities and goods and services supplied for administrative purposes) to the Company or any Group Company; or

(b)	was negotiating with or had pitched to the Company or any Group Company to supply goods or services (other than professional consulting services such as auditors, utilities and goods and services supplied for administrative purposes) to the Company or any Group Company;

“Technical Information” means all and any trade secrets, source codes, computer programs, inventions, designs, know-how discoveries, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape) relating to the creation, production or supply of any past, present or future product or service of a Group Company; and

“Termination Date” means the date on which your employment hereunder terminates and references to “following the Termination Date” shall be construed as from and including such date of termination.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed as a deed by Consuelo Angela Corridori as attorney-in-fact for Travelport International Limited under a power of attorney dated 11th April 2011 in the presence of:

/s/ Terry Conley

Name Terry Conley

Address 6 Campus Drive

             Parsippany, NJ 07054

/s/ Consuelo Corridori Consuelo Angela Corridori as attorney-in-fact for Travelport International Limited

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Occupation EVP

Signed as a deed by Bernard Bot in the presence of: /s/ Deborah Henley Name Deborah Henley Address Axis One, Axis Park, Langley, Berkshire SL38AG Occupation P.A.	/s/ Bernard Bot Employee

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